Exhibit 1
AUDIOCODES LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
DECEMBER 7, 2011

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the "Meeting") of AudioCodes Ltd., a company formed under the laws of the State of Israel (the "Company"), will be held on Wednesday, December 7, 2011 at 2:00 p.m., local time, at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel (the telephone number at that address is +972-3-976-4000), for the following purposes:

(1)	To reelect Dr. Eyal Kishon as an outside director for an additional term of three years;

(2)	Subject to approval of Proposal One, to approve the grant to Dr. Eyal Kishon of options to purchase Ordinary Shares of the Company;

(3)	To reelect Mr. Joseph Tenne as a Class II director;

(4)	Subject to approval of Proposal Three, to approve the grant to Mr. Joseph Tenne of options to purchase Ordinary Shares of the Company;

(5)	To amend the Company's Articles of Association regarding insurance, indemnification and exculpation;

(6)	Subject to approval of Proposal Five, to approve corresponding amendments to the insurance, exculpation and indemnification agreements with each of the Company's directors;

(7)
To ratify the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2011, and to authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the compensation of the auditors; and

(8)	To review and discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2010.

The foregoing items of business are more fully described in the Proxy Statement that will be mailed to the shareholders on or about November 8, 2011. A copy of the Proxy Statement will also be available at the following websites: http://www.tase.co.il/tase/ or http://www.magna.isa.gov.il (the "Distribution Sites"). Furthermore, shareholders may obtain the Proxy Statement by contacting the Company directly, at the following telephone number: +972-3-976-4000. Shareholders may send standpoint notices in accordance with Israeli law to the Company no later than November 17, 2011.

Each member of The Tel-Aviv Stock Exchange Ltd. (a "Member") shall e-mail, upon request and without charge, a link to the Distribution Sites, to each shareholder who is not listed in the Company's shareholder register and whose shares are held through the Member; provided that each shareholder's request shall have been submitted (a) with respect to a specific securities account, and (b) prior to the Record Date (as defined below).

A shareholder whose shares are held through a Member may obtain, upon request from the Member, a certification of ownership regarding his/her/its shares.  Such certification may be obtained in the Member's offices or may be sent to the shareholder by mail (subject to payment of the cost of mailing), at the election of the shareholder; provided that the shareholder's request shall have been submitted with respect to a specific securities account.

Shareholders may review the detailed versions of the proposed resolutions at the offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel, during regular working hours.  Only shareholders who hold Ordinary Shares, nominal value NIS 0.01, of the Company at the close of business on November 7, 2011 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting.  The affirmative vote of the holders of a majority of the voting power represented and voting on each of the proposals in person or by proxy is required to approve each of the proposals.  In addition, a special majority vote will be required for approval of Proposal No. 1. In order to approve the reelection of Dr. Eyal Kishon as an outside director in Proposal No. 1, the affirmative vote of the Ordinary Shares must either include at least a majority of the Ordinary Shares voted by shareholders who are not controlling shareholders and do not have a personal interest in the election of the outside director (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total shares of non-controlling shareholders and non-interested shareholders voted against this proposal must not represent more than two percent of the outstanding Ordinary Shares.

All shareholders of record on the Record Date are cordially invited to attend the Meeting in person.  Any shareholder attending the Meeting may vote in person even if such shareholder previously signed and returned a proxy.

Shareholders may sign and return proxy cards to the Company no later than December 6, 2011.

FOR THE BOARD OF DIRECTORS

Shabtai Adlersberg
Chairman of the Board
Lod, Israel
November 7, 2011

AUDIOCODES LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
December 7, 2011

The enclosed proxy is solicited on behalf of the Board of Directors of AudioCodes Ltd. (the "Company") for use at the Company's Annual General Meeting of Shareholders (the "Meeting") to be held on Wednesday, December 7, 2011 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice.  The Meeting will be held at the offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel.  The telephone number at that address is +972-3-976-4000.

These proxy solicitation materials were mailed on or about November 8, 2011 to all shareholders entitled to vote at the Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

           You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record of Ordinary Shares, nominal value NIS 0.01 (the "Ordinary Shares"), of the Company at the close of business on November 7, 2011 (the "Record Date").  You are also entitled to receive notice of the Meeting and to vote at the Meeting if you held Ordinary Shares through a bank, broker or other nominee that was a shareholder of record of the Company at the close of business on the Record Date or that appeared in the participant listing of a securities depository on that date.

On the Record Date, 49,118,808 Ordinary Shares were issued, of which 41,539,288 Ordinary Shares were outstanding and 7,979,520 Ordinary Shares were held in treasury.

Revocability of Proxies

A form of proxy card for use at the Meeting is attached.  Please follow the instructions on the proxy card.  You may change your mind and cancel your proxy card by filing a written notice of revocation with the Company, by completing and returning a duly executed proxy card bearing a later date, or by voting in person at the Meeting.  Attendance at the Meeting will not in and of itself constitute revocation of a proxy.  Shares represented by a valid proxy card in the attached form will be voted in favor of all of the proposed resolutions to be presented to the Meeting, unless you clearly vote against a specific resolution.

Quorum, Voting and Solicitation

At least two shareholders who attend the Meeting in person or by proxy will constitute a quorum at the Meeting, provided that they hold shares conferring in the aggregate more than 50% of the voting power of the Company.  If a quorum is not present within half an hour from the time scheduled for the Meeting, the Meeting will be adjourned to the same day in the next week, at the same time and place.  The Chairman of the Meeting may, however, adjourn the Meeting to a different day, time or place, with the consent of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on the question of adjournment.  At an adjourned Meeting, any two shareholders who attend the Meeting in person or by proxy will constitute a quorum.  The vote necessary to approve the resolutions relating to the matters upon which you will be asked to vote is specified below immediately following each proposed resolution.  Each outstanding Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting.

The Board of Directors of the Company is soliciting the attached proxy cards for the Meeting, primarily by mail and email.  The original solicitation of proxies by mail and email may be further supplemented by solicitation by telephone and other means by certain officers, directors, employees and agents of the Company, but they will not receive additional compensation for these services.  The Company will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will be disregarded and will have no effect on whether the requisite vote is obtained.  "Broker non-votes" are shares held by brokers or other nominees that are present in person or by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.  Brokers and other nominees have discretionary authority under the applicable rules to vote on "routine" matters.  The uncontested election of directors is not considered a routine matter under these rules.  This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors (Proposals 1 and 3) or with respect to Proposals No. 2, 4, 5 or 6, which are also not considered as routine matters, unless you provide voting instructions by way of your proxy card.  Thus, it is critical for a shareholder that holds Ordinary Shares through a bank or broker to instruct its bank or broker how to vote those shares, if the shareholder wants those shares to count.

PROPOSAL ONE
REELECTION OF DR. EYAL KISHON AS AN OUTSIDE DIRECTOR
FOR AN ADDITIONAL TERM OF THREE YEARS

Background

The Israeli Companies Law (the "Companies Law") requires that the Company have at least two outside directors, who must meet certain statutory requirements of independence prescribed by the Companies Law.  An outside director serves for a term of three years, which may be extended for additional three-year terms.  Pursuant to a regulation adopted under the Companies Law, a company listed on the Nasdaq Stock Market may elect as an outside director, for additional terms of up to three years each, a person who has completed two terms of service as an outside director if the company's audit committee and board of directors have resolved that, in light of the person's expertise and special contribution to the function of the board of directors and its committees, his or her service as an outside director is in the best interests of the company.  An outside director can be removed from office only under very limited circumstances.  All of the outside directors must serve on the Company's Audit Committee, and at least one outside director must serve on each committee of the Company's Board of Directors.  The Chair of the Audit Committee must also be an outside director.

The Company’s outside directors are Mr. Doron Nevo and Dr. Eyal Kishon. Mr. Nevo’s term expires in 2012. The term of Dr. Kishon is scheduled to expire at the Meeting, and he has been nominated for reelection at this Meeting.  Biographical information concerning Dr. Kishon follows.

Dr. Eyal Kishon has served as one of the Company's directors since 1997 and as outside director since 1999.  Since 1996, Dr. Kishon has been Managing Partner of Genesis Partners, an Israel-based venture capital fund.  From 1993 to 1996, Dr. Kishon served as Associate Director of Dovrat-Shrem/Yozma-Polaris Fund Limited Partnership.  Prior to that, Dr. Kishon served as Chief Technology Officer at Yozma Venture Capital from 1992 to 1993.  Dr. Kishon serves as a director of Allot Communications Ltd. and Celtro Inc.  From 1991 to 1992, Dr. Kishon was a Research Fellow in the Multimedia Department of IBM Science & Technology.  From 1989 to 1991, Dr. Kishon worked in the Robotics Research Department of AT&T Bell Laboratories.  Dr. Kishon holds a B.A. in Computer Science from the Technion – Israel Institute of Technology and an M.Sc. and a Ph.D. in Computer Science from New York University.

In accordance with the Companies Law, Dr. Kishon has certified to the Company that he meets all the requirements of the Companies Law for the election as an outside director of a public company, and possesses the necessary qualifications, and has sufficient time to devote, in order to fulfill his duties as an outside director of the Company, taking into account the Company's size and special needs.

The Company's Nominating Committee recommended that Dr. Kishon be reelected as an outside director at the Meeting for an additional three year term. The Company's Board of Directors has found that Dr. Kishon has all necessary qualifications required to serve as an outside director under the Companies Law and as an independent director under the rules of the Nasdaq Global Market. The Company's Audit Committee and Board of Directors approved the Nominating Committee's recommendation and determined that, in light of the expertise and special contribution of Dr. Kishon to the Company's Board of Directors and board committees, the reelection of Dr. Kishon as an outside director for an additional three years would be in the Company's best interests.

Proposal

The shareholders are being asked to reelect Dr. Eyal Kishon as an outside director for an additional term of three years, as detailed above.  Management knows of no current circumstances that would render Dr. Kishon unable to accept nomination or reelection.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the shareholders of the Company hereby reelect Dr. Eyal Kishon to the Board of Directors of the Company to serve as outside director for an additional term of three years."

Vote Required

The reelection of Dr. Eyal Kishon as an outside director requires the vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting on his reelection. In addition, the affirmative vote of the Ordinary Shares must either include at least a majority of the Ordinary Shares voted by shareholders who are not controlling shareholders and do not have a personal interest in the election of the outside director (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total shares of non-controlling shareholders and non-interested shareholders voted against this proposal must not represent more than two percent of the outstanding Ordinary Shares.

Board Recommendation

The Board of Directors recommends a vote "FOR" the reelection of Dr. Eyal Kishon as an outside director for an additional term of three years.

PROPOSAL TWO
APPROVAL OF GRANT OF OPTIONS TO PURCHASE ORDINARY
SHARES OF THE COMPANY TO DR. EYAL KISHON

Background

Under the Companies Law, the compensation of outside directors in securities requires approval of the Audit Committee and Board of Directors, followed by shareholder approval.  The Compensation Committee, the Audit Committee and the Board of Directors of the Company approved, subject to shareholder approval and the reelection of Dr. Kishon as an outside director, the grant of options to Dr. Kishon to purchase 22,500 Ordinary Shares of the Company, with 7,500 options to vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Dr. Kishon as an outside director of the Company, with all the options becoming fully vested and exercisable upon a change of control of the Company.  These options will have an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Select Market on the date of the Meeting, and will otherwise be subject to the standard terms of the Company's option grants to directors.

Proposal

Shareholders are being asked to approve the grant of options to Dr. Eyal Kishon, who is nominated for reelection as outside director of the Company as detailed above.

It is proposed that the following resolution be adopted at the Meeting:

           "RESOLVED, that subject to approval of Proposal One, Dr. Kishon be awarded compensation for service as an outside director in options to purchase Ordinary Shares as follows: an aggregate of 22,500 options to purchase Ordinary Shares, of which 7,500 shall vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Dr. Kishon as an outside director of the Company, with all the options becoming fully vested and exercisable upon a change of control of the Company.  These options shall be granted at an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Select Market on the date of the Meeting and upon the terms approved by the Company's Audit Committee and Board of Directors."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the grant of options to purchase Ordinary Shares to Dr. Eyal Kishon as compensation for service as an outside director of the Company.

PROPOSAL THREE
REELECTION OF JOSEPH TENNE AS A CLASS II DIRECTOR

Background

The Company's Board of Directors currently has five directors, including two outside directors within the meaning of the Companies Law.  The Company's Articles of Association provide for a classified Board of Directors with the Company's directors (other than its outside directors) being divided into Class I, Class II and Class III directors.

Joseph Tenne serves as a Class II director.  His term is scheduled to expire at the Meeting.  Mr. Shabtai Adlersberg serves as a Class III director.  Mr. Adlersberg's term is scheduled to expire at the 2012 Annual General Meeting of Shareholders.  Ms. Dana Gross serves as a Class I director.  Ms. Gross' term is scheduled to expire at the 2013 Annual General Meeting of Shareholders.  In addition, the Company has two outside directors on the Board of Directors. Dr. Kishon's term expires at this Meeting and he has been nominated for reelection at the Meeting, as described in Proposal No. 1.  Mr. Nevo's term expires in 2012.

In accordance with the Companies Law, each of the Company's directors (including each of the Company's directors that is not required to stand for reelection at this meeting) has certified to the Company that he or she meets all the requirements of the Companies Law for the election as director of a public company, and possesses the necessary qualifications, and has sufficient time to devote, in order to fulfill his or her duties as a director of the Company, taking into account the Company's size and special needs.

The Company's Nominating Committee recommended that Mr. Tenne be reelected to serve for an additional term of three years, expiring at the 2014 Annual General Meeting of Shareholders, or until his successor is elected. The Company's Audit Committee and Board of Directors approved the Nominating Committee's recommendation and determined that, in light of the expertise and special contribution of Mr. Tenne to the Company's Board of Directors and board committees, the reelection of Mr. Tenne as a Class II director and an independent director (under the Companies Law) for an additional term of three years would be in the Company's best interests.

Shareholders are being asked to reelect Mr. Tenne to serve for an additional term of three years, expiring at the 2014 Annual General Meeting of Shareholders, or until his successor is elected.

Joseph Tenne has served as one of the Company's directors since June 2003. Mr. Tenne is the Chief Financial Officer of Ormat Technologies, Inc., a company listed on the New York Stock Exchange, which is engaged in the geothermal and recovered energy business. Since January 2006, Mr. Tenne has served as the Chief Financial Officer of Ormat Industries Ltd., an Israeli holding company listed on the Tel-Aviv Stock Exchange and the parent company of Ormat Technologies, Inc.  From 2003 to 2004, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company, which is engaged in the development, production and marketing of oriented polypropylene films, which are mainly used in the food packaging industry. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel, and a member of PricewaterhouseCoopers International Limited. Mr. Tenne holds a B.A. in Accounting and Economics and an M.B.A. from Tel Aviv University. Mr. Tenne is also a Certified Public Accountant in Israel.

Ms. Gross and Messrs. Adlersberg and Nevo are not standing for reelection at the Meeting.  Biographical information concerning Ms. Gross and Messrs. Adlersberg and Nevo follows for informational purposes only.

Shabtai Adlersberg co-founded AudioCodes in 1993, and has served as the Company's Chairman of the Board and Chief Executive Officer since inception. Mr. Adlersberg co-founded DSP Group, a semiconductor company, in 1987. From 1987 to 1990, Mr. Adlersberg served as the Vice President of Engineering of DSP Group, and from 1990 to 1992, he served as its Vice President of Advanced Technology. As Vice President of Engineering, Mr. Adlersberg established a research and development team for digital cellular communication which was spun-off in 1992 as DSP Communications. Mr. Adlersberg also serves as Chairman of the Board of Directors of Natural Speech Communication Ltd. and as a director of MailVision Ltd and CTI Squared Ltd. Mr. Adlersberg holds an M.Sc. in Electronics and Computer Engineering from Tel Aviv University and a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology, or the Technion.

Dana Gross has served as a Company director since November 2010. She also served as one of the Company's directors between 2000 and 2006. Ms. Gross has been a Venture Partner at Carmel Ventures, a leading Israeli venture capital firm since 2009. From 2006 to 2008, Ms. Gross was a Senior Vice President, Israel Country Manager at SanDisk Corporation, a manufacturer of flash memory cards.  From 1992 to 2006, Ms. Gross held various senior positions at M-Systems, a manufacturer of flash memory cards that was acquired by SanDisk, including Chief Marketing Officer, Vice President, World Wide Sales, President of M-Systems Inc. (U.S. subsidiary of M-Systems) and CFO, Vice President, Finance and Administration.  In addition, Ms. Gross has served as a director of Tower Semiconductor Ltd. since 2009, and served as a director of M-Systems Ltd. from 1999 to 2006 and PowerDsine Ltd. from 2004 to 2007.  Ms. Gross holds a B.Sc. in Industrial Engineering from Tel-Aviv University and an M.A. in business administration from San Jose State University.

Doron Nevo has served as one of the Company's outside directors since 2000.  Mr. Nevo is President and CEO of KiloLambda Technologies Ltd., an optical nano-technology company, which he co-founded in 2001.  From 1999 to 2001, Mr. Nevo was involved in fund raising activities for Israeli-based startup companies.  From 1996 to 1999, Mr. Nevo served as President and CEO of NKO, Inc.  Mr. Nevo established NKO in early 1995 as a startup subsidiary of Clalcom, Ltd.  NKO designed and developed a full scale, carrier grade, IP telephony system platform and established its own IP network.  From 1992 to 1996, Mr. Nevo was President and CEO of Clalcom Ltd.  Mr. Nevo established Clalcom in 1992 as a telecom service provider in Israel.  He also serves on the board of a number of companies, including Elcom Technologies Inc., Etgar – Investment Portfolio Management, Pro4Tech, Ltd. and KiloLambda, Inc.  Mr. Nevo holds a B.Sc. in Electrical Engineering from the Technion – Israel Institute of Technology and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic Institute, New York.

Proposal

The shareholders are being asked to reelect Joseph Tenne as a Class II director for a term to expire at the 2014 Annual General Meeting of Shareholders, or until his successor is elected.  Management knows of no current circumstances that would render Mr. Tenne unable to accept nomination or reelection.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the shareholders of the Company hereby reelect Mr. Joseph Tenne to the Board of Directors of the Company to serve as a Class II director for a term to expire at the 2014 Annual General Meeting."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the reelection of Joseph Tenne as a Class II director for a term to expire at the 2014 Annual General Meeting.

PROPOSAL FOUR
APPROVAL OF GRANT OF OPTIONS TO PURCHASE ORDINARY
SHARES OF THE COMPANY TO JOSEPH TENNE

Background

Under the Companies Law, the compensation of directors in securities requires approval of the Audit Committee and Board of Directors, followed by shareholder approval.  The Compensation Committee, the Audit Committee and the Board of Directors of the Company approved, subject to shareholder approval and reelection of Mr. Tenne as a Class II director, the grant of options to Joseph Tenne to purchase 22,500 Ordinary Shares of the Company, with 7,500 options to vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Mr. Tenne as a director of the Company, with all the options becoming fully vested and exercisable upon a change of control of the Company.  These options will have an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Select Market on the date of the Meeting, and will otherwise be subject to the standard terms of the Company's option grants to directors.

Proposal

Shareholders are being asked to approve the grant of options to Joseph Tenne, who is nominated for reelection as a class II director of the Company as detailed above.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that subject to approval of Proposal Three, Mr. Tenne be awarded compensation for service as a Class II director in options to purchase Ordinary Shares as follows: an aggregate of 22,500 options to purchase Ordinary Shares, of which 7,500 shall vest upon each of the first, second and third anniversaries of the date of the Meeting, subject to the continuing service of Mr. Tenne as a director of the Company, with all the options becoming fully vested and exercisable upon a change of control of the Company.  These options shall be granted at an exercise price equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Global Select Market on the date of the Meeting and upon the terms approved by the Company's Audit Committee and Board of Directors."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the grant of options to purchase Ordinary Shares to Joseph Tenne as compensation for service as a Class II director of the Company.

PROPOSAL FIVE
APPROVAL OF AMENDMENT TO THE COMPANY'S
ARTICLES OF ASSOCIATION

Background

A recent amendment to the Israeli Securities Law, 5728-1968 (the "Securities Law"), and a corresponding amendment to the Companies Law, authorizes the Israeli Securities Authority to impose administrative sanctions against companies like ours and their office holders for certain violations of the Securities Law or the Companies Law.  These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time.

The amendments to the Securities Law and to the Companies Law provide that only certain types of such liabilities may be reimbursed by indemnification and insurance. Specifically, legal expenses (including attorneys' fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them are permitted to be reimbursed by indemnification or insurance, provided that such indemnification and insurance are authorized by the company's articles of association.

To enable the Company to continue to be able to indemnify and insure its office holders to the full extent permitted by law, the Company proposes to amend its Articles of Association to authorize indemnification and insurance in connection with administrative proceedings, including without limitation, the specific amendments to the Securities Law and the Companies Law described above. Accordingly, the Company proposes to amend Article 68 of the Company's Articles of Association as set forth below.  The words proposed to be added are highlighted in boldface font and underlined.

 Proposal

It is proposed that at the Meeting the following resolution be adopted:

"RESOLVED, that Article 68 of the Company's Articles of Association be amended with the changes marked below:

68.           Insurance, Indemnification and Exculpation

The Company may insure, indemnify and exculpate its Office Holders to the fullest extent permitted by law, from time to time.  Without limiting the generality of the foregoing:

(i)  Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of its Office Holders, for act or omissions in their capacity as Office Holders, in whole or in part, against any of the following:

(a)  breach of the duty of care owed to the Company or a third party;

(b)  breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to believe that his action would not harm the Company's interests; ~~and~~

(c)  monetary liability imposed on the Office Holder in favor of a third party; and

(d) reasonable litigation expenses, including attorney fees, incurred by the Office Holder as a result of an administrative enforcement proceeding instituted against him (without limiting from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israel Securities Law, 5728-1968, as amended (the "Securities Law"), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees).

(ii)  Subject to the provisions of the Companies Law, the Company is entitled retroactively to indemnify any Office Holder, or to provide a prior undertaking to indemnify an Office Holder, where such prior undertaking is limited (1) to categories of events that the Board believes are foreseeable in light of the Company's activities on the date of grant of the undertaking to indemnify, and (2) to an amount or in accordance with guidelines determined by the Board to be reasonable in the circumstances (and such undertaking includes the categories of events that the Board believes are foreseeable in light of the Company's activities on the date of grant of the undertaking to indemnify and to an amount or in accordance with guidelines determined by the Board to be reasonable in the circumstances), for an act that the Office Holder performed by virtue of being an Office Holder of the Company, for monetary liability imposed on the Office Holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court.

(iii)  Subject to the provisions of the Companies Law, the Company is entitled retroactively to indemnify any Office Holder, or to provide a prior undertaking to indemnify an Office Holder for:

(a) monetary liability imposed on an Office Holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

(b)  reasonable legal costs, including attorney's fees, expended by an Office Holder as a result of (x) an investigation or proceeding instituted against the Office Holder by a competent authority, provided that such investigation or proceeding concludes (i) without the filing of an indictment against the Office Holder, and either (A) no financial liability was imposed on the Office Holder in lieu of criminal proceedings, or (B) financial liability was imposed on the Office Holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent~~(ii) except in the case of a criminal offense in which proof of criminal intent is not required, without the imposition of any monetary payment in lieu of criminal proceedings~~; and (y) in connection with an administrative enforcement proceeding or a  financial sanction (without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees); and

(c)  reasonable legal costs, including attorneys' fees, expended by the Office Holder or for which the Office Holder is charged by a court, (i) in an action brought against the Office Holder by or on behalf of the Company or a third party, or (ii) in a criminal action in which the Office Holder is found innocent, or (iii) in a criminal action in which the Office Holder is convicted and in which a proof of criminal intent is not required.

(iv)  Subject to the provisions of the Companies Law, the Company may exculpate an Office Holder in advance from liability, or any part of liability, for damages sustained by virtue of a breach of duty of care to the Company."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the amendment to the Company's Articles of Association.

PROPOSAL SIX
APPROVAL OF AMENDMENT TO THE COMPANY'S INSURANCE, EXCULPATION AND
INDEMNIFICATION AGREEMENTS

Background

The Companies Law and the Company's Articles of Association authorize the Company, subject to the receipt of requisite corporate approvals, to agree in advance to indemnify our directors and officers, subject to certain conditions and limitations.  In the past, the Company's Audit Committee, Board of Directors and Shareholders have approved insurance, exculpation and indemnification agreements to all the Company's directors and officers.

In light of the recent amendments to the Companies Law and to the Securities Law described in Proposal 5 above, and provided that the Company's Articles of Association are amended as proposed in Proposal 5 above, the Company proposes to amend the form of such insurance, exculpation and indemnification agreements to ensure that the Company's directors and officers are afforded protection to the fullest extent permitted by law.  The proposed form of amended insurance, exculpation and indemnification agreement is attached hereto as Appendix A and is marked to reflect the changes made to the form that was approved in the past.

The proposed form of amended insurance, exculpation and indemnification agreement was approved by the Company's Audit Committee on October 30, 2011 and by the Company's Board of Directors on October 31, 2011.

At the Meeting, the shareholders will be asked to approve granting the amended insurance, exculpation and indemnification agreement in the form of Appendix A hereto to the Company's directors and officers serving from time to time in such capacity.

The Company's Audit Committee and Board of Directors believe that approval of the form of amended insurance, exculpation and indemnification agreement is in the best interests of the Company as it will enable the Company to attract and retain highly qualified directors and officers from time to time.

Under the Companies Law, the adoption of the proposed resolutions requires the approvals of the Audit Committee, Board of Directors and shareholders, in that order.

Proposal

It is proposed that at the Meeting the following resolution be adopted:

"RESOLVED, to approve the amended insurance, exculpation and indemnification agreement in the form of Appendix A hereto, to be provided to directors and officers of the Company serving from time to time in such capacity."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the approval of the amendment to the indemnification agreements.

PROPOSAL SEVEN
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AND AUTHORIZATION OF AUDITORS' COMPENSATION

Background

The Audit Committee and the Board of Directors have selected the accounting firm Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2011.  Kost Forer Gabbay & Kasierer have audited the Company's books and accounts since the year ended December 31, 1997.

Representatives of Kost Forer Gabbay & Kasierer will attend the Meeting and may make a statement if they so desire.  They will be available to respond to appropriate questions raised during the Meeting.

Proposal

Shareholders are being asked to ratify the selection of Kost Forer Gabbay & Kasierer as the Company's independent auditors for 2011, and to authorize the Company's Board of Directors to set the compensation of these auditors.  Subject to the shareholders approving such authorization, the Board of Directors intends to further delegate the authority to set the compensation of the auditors to the Audit Committee of the Board of Directors.  The Audit Committee will pre-approve all services to be performed by, and compensation to be paid to, the Company's auditors as provided for in the U.S. Sarbanes-Oxley Act of 2002 and the rules thereunder.

It is proposed that the following resolution be adopted at the Meeting:

           "RESOLVED, that the appointment of Kost Forer Gabbay & Kasierer as the Company's independent public accountants for the fiscal year ending December 31, 2011 be, and it hereby is, ratified, and that the Board of Directors (or the Audit Committee, if authorized by the Board of Directors) be, and it hereby is, authorized to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services."

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends that the shareholders vote "FOR" the ratification of the appointment of the Company's independent auditors and the authorization of the compensation of the auditors.

REVIEW AND DISCUSSION OF THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2010

In accordance with Section 60(b) of the Companies Law, shareholders are invited to discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2010.  The Annual Report on Form 20-F of the Company filed with the U.S. Securities and Exchange Commission (SEC) for the year ended December 31, 2010, including the audited Consolidated Financial Statements of the Company, is available on the Company's website at www.audiocodes.com and on the SEC's website at www.sec.gov.

By Order of the Board of Directors

Shabtai Adlersberg
Chairman of the Board

Dated:  November 7, 2011

Appendix A

Form of Insurance, Exculpation and Indemnification Agreement

FORM OF DIRECTOR
INSURANCE, INDEMNIFICATION AND EXCULPATION AGREEMENT

AGREEMENT, dated as of ___________________, between AudioCodes Ltd., an Israeli company (the “Company”), and [insert name of director], a director of the Company (the “Indemnitee”).

WHEREAS,	Indemnitee is an Office Holder of the Company; and

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of public companies; and

WHEREAS,	the Articles of Association of the Company authorize the Company to insure, indemnify and exculpate Office Holders; and

WHEREAS,
in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company in an effective manner and Indemnitee’s reliance on the aforesaid Articles of Association and, in part, to provide Indemnitee with specific contractual assurance that the protection promised by the Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation or any change in the composition of the Company’s Board of Directors or acquisition of the Company), the Company wishes to provide in this Agreement for the insurance, indemnification and exculpation of Indemnitee to the fullest extent permitted by law from time to time and as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

1.1
Change in Control: shall be deemed to have occurred if: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

1.2
Expense:  includes reasonable legal costs, including attorneys’ fees, expended by an Office Holder or for which an Office Holder has been charged by a court, or in connection with an investigation or other proceeding by a competent authority.

1.3	Office Holder: as such term is defined in the Companies Law, 5759–1999.

2.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

2.1
The Company hereby undertakes to indemnify the Indemnitee to the fullest extent permitted by applicable law from time to time, for any liability and Expense that may be imposed on Indemnitee due to an act performed or failure to act by him in his capacity as an Office Holder of the Company or any subsidiary of the Company or any entity in which Indemnitee serves as an Office Holder at the request of the Company either prior to or after the date hereof, for any event against which indemnification is available by law from time to time (“Indemnifiable Events”), including without limitation the following:

2.1.1	monetary liability imposed on an Office Holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court for;

2.1.2
reasonable legal costs, including attorney’s fees, expended by the Indemnitee as a result of (x) an investigation or proceeding instituted against the Indemnitee by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the Indemnitee and either (A) no financial liability was imposed on the Indemnitee in lieu of criminal proceedings, or (B) financial liability was imposed on the Indemnitee in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and (y) in connection with an administrative enforcement proceeding or a  financial sanction (without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Indemnitee in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israel Securities Law, 5728-1968 (the “Securities Law”) and expenses that the Indemnitee incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

2.1.3
reasonable legal costs, including attorneys’ fees, expended by the Indemnitee or for which the Indemnitee is charged by a court, (a) in an action brought against the Indemnitee by or on behalf of the Company or a third party, or (b) in a criminal action in which the Indemnitee is found innocent, or (c) in a criminal action in which the Indemnitee is convicted and in which a proof of criminal intent is not required.

2.2
The indemnification undertaking made by the Company shall be only with respect to such events described in Schedule A hereto. The maximum amount payable by the Company under this Agreement for each event described in Schedule A shall be as set forth in Schedule A.

2.3
If so requested by Indemnitee, the Company shall advance an amount (or amounts) estimated by it to cover Indemnitee’s reasonable litigation Expenses, including attorneys’ fees, with respect to which Indemnitee is entitled to be indemnified under Paragraph 2.1 above.

2.4
The Company’s obligation to indemnify Indemnitee and advance expenses in accordance with this Agreement shall be for such period as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the foregoing positions, whether or not Indemnitee is still serving in such positions.

2.5
The Company undertakes that as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and Office Holders liability insurance to cover the liability of Indemnitee to the fullest extent permitted by law.

3.	GENERAL LIMITATIONS ON INDEMNIFICATION.

3.1
If, when and to the extent that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (unless Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, in which event Indemnitee shall not be required to so reimburse the Company until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed) and shall not be obligated to indemnify or advance any additional amounts to Indemnitee (unless there has been a determination by a court or competent jurisdiction that the Indemnitee would be permitted to be so indemnified under this Agreement).

3.2
Change in Control of Company.  The Company  undertakes that in the event of a Change in Control of the Company, the Company’s obligations under this Agreement shall continue to be in effect following such Change in Control, and the Company shall take all necessary action to ensure that the party acquiring control of the Company shall independently undertake to continue in effect such Agreement, to maintain the provisions of the Articles of Association allowing indemnification and to indemnify Indemnitee in the event that the Company shall not have sufficient funds or otherwise shall not be able to fulfill its obligations hereunder.

4.	NO MODIFICATION.

4.1
No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  Any waiver shall be in writing.

5.	SUBROGATION.

5.1
In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.	REIMBURSEMENT.

6.1
The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified the Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee.

7.	EFFECTIVENESS.

7.1
Subject to the receipt of all the required approvals in accordance with the Israeli Law, including the approvals of the audit committee, the Board of Directors and to the same extent required, by the shareholders of the Company,  this Agreement shall be in full force and effect as of the date hereof.

8.	NOTIFICATION AND DEFENSE OF CLAIM.

8.1
Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement hereof; but the omission so to notify the Company will not relieve it from any liability which it may have the Indemnitee otherwise than under this Agreement.  With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without limitation of Section 2.1:

8.1.1	The Company will be entitled to participate therein at its own expense; and

8.1.2
Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ his or her counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless: (i) the employment of counsel by Indemnitee has been authorized by the Company; (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company.  The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reached the conclusion provided for in (ii) above.

8.2
The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

9.	EXCULPATION.

The Company hereby exempts the Indemnitee, to the fullest extent permitted by law, from any liability for damages caused as a result of the Indemnitee’s breach of the duty of care to the Company, provided that the Indemnitee shall not be exempt with respect to any action or omission as to which, under applicable law, the Company is not entitled to exculpate the Indemnitee.

10.	NON-EXCLUSIVITY.

10.1
The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he may have under the Company’s Articles of Association or applicable  law or otherwise, and to the extent that during the indemnification period the rights of the then existing directors and Office Holders are more favorable to such directors or Office Holders than the rights provided thereunder or under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

11.	BINDING EFFECT.

11.1
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs and personal and legal representatives.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an Office Holder or director of the Company or of any other enterprise at the Company’s request; provided that the claim for indemnification relates to an Indemnifiable Event.

12.	SEVERABILITY.

12.1
The provisions of this Agreement shall be severable in the event that any provision hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

13.	GOVERNING LAW, JURISDICTION.

13.1
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel-Aviv in any action related to this Agreement

14.	ENTIRE AGREEMENT AND TERMINATION.

14.1
This Agreement represents the entire agreement between the parties; and there are no other agreements, contracts or understandings between the parties with respect to the subject matter of this Agreement.  No termination or cancellation of this Agreement shall be effective unless in writing and signed by both parties hereto.

COMPANY	Name:

By:	Signature:

SCHEDULE A

1.	Negotiations, execution, delivery and performance of agreements on behalf of the Company	$20,000,000

2.	Anti-competitive acts and acts of commercial wrongdoing	$20,000,000

3.	Acts in regard of invasion of privacy including with respect to databases and acts in regard of slander	$20,000,000

4.	Acts in regard of violation of copyrights, patents, designs and any other intellectual property rights	$20,000,000

5.	Approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision	$20,000,000

6.	Claims of failure to exercise business judgement and a reasonable level of proficiency, expertise and care in regard of the Company’s business	$20,000,000

7.	Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with SEC disclosure rules and other claims relating to relationships with investors and the investment community	$20,000,000

8.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction	$20,000,000

9.	Claims in connection with publishing or providing any information, including any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws	$20,000,000

10.	Violations of any law or regulation governing domestic and international telecommunication in any jurisdiction	$20,000,000

11.	Claims in connection with employment relationships with Company’s or its subsidiaries’ employees.	$20,000,000